EXHIBIT 99.1

Contact:          David J. Frear, Chief Financial Officer
                                Orion Network Systems
                                301-258-3332
                                dfrear@onsi.com

                              ORION NETWORK SYSTEMS
                             TO BE ACQUIRED BY LORAL


Rockville, Maryland -- Orion Network Systems, Inc. (NASDAQ:ONSI) announced today that it has entered into a definitive merger agreement in which Loral Space & Communications Ltd. (NYSE:LOR) will acquire Orion in exchange for Loral common stock. At the time the transaction closes, each outstanding share of Orion stock will be converted into $17.50 worth of Loral common stock, subject to possible adjustment based on Loral's stock price, as explained below. Based on Orion's fully diluted share base of approximately 28 million shares, the equity value of the transaction is approximately $490 million. As of June 30, 1997, Orion had approximately $723 million of debt which is expected to remain outstanding after the transaction and had cash on hand of approximately $480 million.

Gustave M. Hauser, Chairman of the Orion Board of Directors stated: "Orion has been constructing and operating a modern, high-capacity international satellite communications system capable of providing service to 85% of the world's population. We believe that with Loral's diversified space assets and significant resources, the combination will enhance Orion's ability to exploit its global business opportunities and permit Orion's shareholders to realize increased value."

W. Neil Bauer, Orion's President and CEO added: "We are excited about the new opportunities Loral will bring to Orion and its employees. Orion looks forward to being part of Loral's expanded satellite services business that includes Skynet, Globalstar and CyberStar. We think Orion will contribute a key networking capability to enhance Loral's ability to serve the rapidly-growing international Internet and corporate data markets."

Orion  owns and  operates  the Orion 1  satellite,  placed in service in January
1995, serving the European, transatlantic and U.S. markets and has two additional satellites under construction, the cost of which was fully funded through the public issuance of debt earlier this year. Orion's transponder capacity will increase substantially with the launching of Orion 3, scheduled for service in January 1999, covering the Asia Pacific region, and Orion 2, which will serve the Americas and Europe beginning in June 1999. Orion serves a customer base of 260 multinational businesses and Internet service providers in 47 countries via approximately 630 installed terminals (earth stations or very small aperture terminals [VSATs]) that receive networked value-added services from Orion 1. The Company also transmits video communications for television and other program distribution services.

Orion believes that the synergy between Loral's current satellite services portfolio and Orion's assets would allow Loral to provide higher value-added satellite services and to extend its reach into high-growth international markets. Orion believes that its strategy of continuing to expand globally with high value-added networking solutions, including transoceanic Internet access to service providers, which yield significantly greater revenues per transponder than traditional satellite transponder leasing businesses, is consistent with Loral's stated strategy. Orion's strong technology base in this market should add considerable strength to Loral's broadband networking CyberStar project, as well as other areas of Loral's business.

The transaction is expected to close in the first quarter of 1998 subject to Federal Communications Commission (FCC), Hart-Scott-Rodino and Orion stockholder approval. Although not a condition of the transaction, Orion intends to seek an IRS ruling as to eligibility for a tax-free exchange. Loral is also entering into agreements with approximately 35 percent of the holders of Orion's stock, the effect of which will be to require them to vote in favor of the transaction and will give Loral an option to buy those shares in certain circumstances. The boards of directors of both Loral and Orion have approved the transaction.

The exchange ratio mechanics are as follows: If the price of Loral common stock (over a specified period) is trading above approximately $24.46, Orion stockholders will receive 0.71553 Loral shares and will receive value in excess of $17.50. If the price is below approximately $16.31, Orion shareholders will receive 1.07329 Loral shares and the value received will decrease.

Morgan Stanley & Co. Incorporated acted as financial advisor to Orion Nework Systems in this transaction.

Orion Network Systems is an international satellite communications company that provides private network services, including Internet access, directly to multinational businesses and Internet service providers worldwide. It also transmits video communications for television and other program distribution services. Orion provides its customers comprehensive network services, including 60-day installation, a single point of contact for sales and maintenance, and international 24-hour seven-day support. Services include Internet access, data networking, voice, video, teleconferencing and news distribution to multiple points worldwide.

FORWARD LOOKING STATEMENTS -- Information set forth in this press release under Editor's Note contain "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which statements represent Orion's reasonable judgment concerning the future and are subject to risks and uncertainties that could cause Orion's actual operation results and financial position to differ materially. Such forward looking statements include Orion's expectation that it will successfully construct, launch and operate its second Atlantic satellite and Asia Pacific satellite under construction and related ground facilities.

Editor's Note:

     Orion's first satellite, located at 375o West Longitude, has been in operation since January 1995 and serves Europe, the United States to the Rocky Mountains and portions of Canada and Mexico. Orion's Asia Pacific satellite, located at 139o East Longitude, is scheduled for launch in October 1998 and will serve the Pacific Rim region including, Australia, China, India, Japan, Korea, Eastern Russia and Hawaii. A third satellite, scheduled for launch in mid-1999 and located at 12o West Longitude, will supplement Orion's existing North American and European coverage and expand Orion's service capabilities into Latin America, Russia, and the Middle East. These two additional satellites, together with Orion's first satellite, will enable Orion to provide global communications services to over 85% of the world's population.

     Orion is located on the World Wide Web at www.OrionNetworks.com